Exhibit 10.1

FOURTH AMENDMENT TO
THIRD AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Amendment”) is entered into as of June 13, 2023 by and among PC CONNECTION, INC., a Delaware corporation (the “Borrower”), the Guarantors listed on the signature pages hereof, the lenders from time to time party to the Credit Agreement (as defined below) (each, a “Lender”, and collectively, the “Lenders”), and CITIZENS BANK, N.A., a national banking association (“Citizens”), as agent for the Lenders (in such capacity, together with its successor and assigns in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Guarantors, the Lenders and the Agent entered into that certain Third Amended and Restated Credit and Security Agreement, dated as of February 24, 2012 (as amended by that certain First Amendment to Third Amended and Restated Credit and Security Agreement, dated as of December 24, 2013, by that certain Second Amendment to Third Amended and Restated Credit and Security Agreement, dated as of February 10, 2017, by that certain Third Amendment to Third Amended and Restated Credit and Security Agreement, dated as of December 2, 2021, as further amended hereby, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Agent and the Lenders agree to amend the Credit Agreement and the Other Documents in certain respects to the extent set forth in this Amendment; and

WHEREAS, the Borrower, Guarantors, the Agent and the Lenders party hereto are willing to amend the Credit Agreement and the Other Documents upon the terms and subject to the conditions set forth below.

NOW THEREFORE, in consideration of the foregoing and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Defined Terms.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

2.Amendment.  In reliance upon the representations and warranties set forth in Section 4 below and upon satisfaction of the conditions to effectiveness set forth in Section 3 below, the parties hereto agree to amend the Credit Agreement as follows:

(a)All references in the Credit Agreement and the Other Documents to “LIBOR Rate” are hereby amended to refer to “BSBY Rate,” all references to “LIBOR Rate Loan” are hereby amended to refer to “BSBY Loan” and all references to “Domestic Rate Loan” are hereby amended to refer to “ABR Loan”.

(b)The following terms appearing in Section 1.2 of the Credit Agreement are hereby deleted:

“Adjusted LIBOR Rate”; “Benchmark Replacement Conforming Changes”; “Early Opt-In Election”; “Federal Funds Effective Rate”; “ISDA Definitions”; “LA Interest Period”; “LA Interest Period Date”; “LIBOR Advantage Rate”; “LIBOR Loan”; “LIBOR Rate”; “Quotation Day”; “SOFR Administrator’s Website”; “USD LIBOR”.

(c)The following defined terms appearing in Section 1.2 of the Credit Agreement are amended in their entirety to read as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% per annum and (c) the Daily BSBY Rate in effect on such day plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than 1.00% per annum.  If Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Rate or the Daily BSBY Rate for any reason, including the inability or failure of Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Daily BSBY Rate, as applicable, shall be effective from and including the effective date of such change in the Prime  Rate, the Federal Funds Rate or the Daily BSBY Rate, as applicable, respectively.

“Available Tenor(s)” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or the Note or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to  this Agreement or the Note, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.9(b)(iv).

“Benchmark” means, initially, BSBY; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to BSBY or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.9(b)(i).  Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(a)the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c)the sum of (i) the alternate benchmark rate that has been selected by Agent as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement for the then-current Benchmark, including any recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated or bilateral credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided, that any such Benchmark Replacement shall be administratively feasible as determined by Agent in its sole discretion.  If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment”  means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;

“Benchmark Replacement Date” means a date and time determined by Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) are no longer available or permitted to be used for determining the interest rate of Dollar-denominated loans, or shall cease;

(b)in the case of clause (b) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of (i) the administrator of such Benchmark (or such component thereof), (ii) the regulatory supervisor for the administrator of such Benchmark (or such component thereof) or (iii) a Governmental Authority exercising regulatory authority over the Agent or any Lender to be non-representative or not to be compliant with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance, as the case may be, will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c)in the case of clause (c) of the definition of “Benchmark Transition Event,”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clauses (a), (b) or (c) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors hereunder of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of (a) the administrator of such Benchmark (or the published component used in the calculation thereof), (b) a Governmental Authority having jurisdiction over such administrator with respect to its publication of such Benchmark (or such component thereof) or (c) a Governmental Authority having jurisdiction over Agent or Lender, in each case acting in such capacity, identifying a specific date after which all Available Tenors of such Benchmark (or such component thereof) (i) shall or will no longer be made available or permitted to be used for determining the interest rate of Dollar-denominated loans, or (ii) shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof), or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative, or a public statement or publication of information by or on behalf of any Governmental Authority exercising regulatory supervisory authority over the Agent or any Lender identifying a specific date after which all Available Tenors of the Benchmark are at or will no longer be compliant with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; or

(c)if the then-current Benchmark is BSBY, one or more public statements or publications of information by the administrator of the Benchmark (including a “Technical Note” published on the BSBY Website) announcing or indicating, in effect, that a BSBY Final Step Event has occurred for all Available Tenors of the Benchmark.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, so long as a Benchmark Transition Event has occurred, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.9 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.9.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by Agent; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustments) as such

Available Tenor; provided that, (i) if any Available Tenor does not correspond to a tenor applicable to the Unadjusted Benchmark Replacement, the closest corresponding tenor of the Unadjusted Benchmark Replacement shall be applied, and (ii) if applicable, if a tenor of the Unadjusted Benchmark Replacement corresponds equally to two tenors of the then-current Benchmark, the corresponding tenor of the shorter duration shall be applied.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender:  Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof).

“Floor” means a rate of interest equal to 0.00% per annum.

“Interest Period” means, as to any Revolving Advance, the period commencing on the date of such Revolving Advance and ending on the numerically corresponding day in the calendar month that is one month thereafter (in each case, subject to the availability thereof), provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the end of the Term and (iv) no tenor that has been removed from this definition pursuant to Section 3.9(b)(iv) shall be available.  For purposes hereof, the date of a Revolving Advance initially shall be the date on which such Revolving Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Revolving Advance.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is BSBY, 8:00 a.m. (New York City time) on the day that is two (2) Government Securities Business Days preceding the date of such setting, and (2) if such Benchmark is not BSBY, the time determined by Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate equal to the secured overnight financing rate published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by SOFR Administrator from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, supplemental or other reserve requirements) expressed as a decimal that are prescribed by the Federal Reserve Board for determining the reserve requirements to which the Agent or any Lender is subject with respect to BSBY Loans.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Term SOFR” means, for the applicable Corresponding Tenor, the forward-looking term rate based on SOFR administered by CME Group Benchmark Administration Limited (CBA) (or a successor administrator selected by Agent in its reasonable discretion).

(d)The following new terms are hereby added to Section 1.2 of the Credit Agreement:

“Bloomberg” means Bloomberg Index Services Limited (or a successor administrator of BSBY).

“BSBY” means the Dollar wholesale funding rate known as BSBY (the Bloomberg Short-Term Bank Yield Index) and provided by Bloomberg as administrator of the benchmark.

“BSBY Final Step Event” means, for any Available Tenor, either (i) the twentieth (20th) consecutive Government Securities Business Day or (ii) the thirtieth (30th) Government Securities Business Day within a rolling ninety (90)-day period on which BSBY is calculated in accordance with “Level 6” (or any successor final step) of the Alternative Calculation Waterfall defined or set forth in BSBY’s index methodology and rulebook, as published on the BSBY Website.

“BSBY Loan(s)” means a Loan that bears interest at a rate based on the BSBY Rate.

“BSBY Rate” means, for any Interest Period, the rate per annum equal to the greater of (a) the product obtained by multiplying (i) the BSBY Screen Rate determined on the first day of such Interest Period with a term equivalent to such Interest Period by (ii) the Statutory Reserve Rate, and (b) the Floor.

“BSBY Screen Rate” means for any day BSBY as published as of the Reference Time on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time) provided that if the BSBY Screen Rate for any Available Tenor is not published as of the Reference Time and a Benchmark Replacement Date with respect to BSBY has not occurred, then the BSBY Screen Rate for such Available Tenor as of such Reference Time shall be the BSBY Screen Rate as published in respect of the first preceding Government Securities Business Day for which the BSBY Screen Rate was published, so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Reference Time.

“BSBY Long-Term Spread Adjustment” means the most recently dated “BSBY SOFR 5Y Spread Adjustment” published on the BSBY Website.

“BSBY Website” means the “Bloomberg Short-Term Bank Yield Index” website at https://www.bloomberg.com/professional/product/indices/bsby/ (or any successor website).

“Conforming Changes” means, with respect to either the use or administration of the Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Alternate Base Rate,” the definition of “BSBY” or “BSBY Rate,” the definition of  “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Statutory Reserve Rate”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that Agent decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of the Loan Agreement and the Other Documents).“Daily BSBY Rate” means, for any day, a rate per annum equal to the BSBY Rate in effect on such day for a one month Interest Period (subject to the Floor set forth in the definition of “BSBY Rate”).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

(e)The following new Section 1.5 is hereby added to the Credit Agreement:

1.5Rates Generally; Disclosure Regarding BSBY.

(a)Rates Generally.  Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of,  or any other matter related to, the Alternate Base Rate, the Benchmark (including, in the case of the BSBY Screen Rate, the Alternative Calculation Waterfall defined or set forth in BSBY’s index methodology and rulebook, as published on the BSBY Website), or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark will have the same volume or liquidity as those referencing or underlying any other rate,  (ii) the impact of any regulatory statements about, or actions taken with respect to any Benchmark (or component thereof), (iii) changes made by any administrator to the methodology used to calculate any Benchmark (or component thereof) or (iv) the effect, implementation or composition of any Conforming Changes.  Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower.  Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions.  Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Benchmark, or any alternative, successor or replacement rate (including any Benchmark Replacement), in each case pursuant to the terms of this Agreement and the Note, and shall have no liability to Borrower, Agent or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(b)Disclosure Regarding BSBY.  The Borrower acknowledges and understands that:

(i)BSBY is administered, constructed, calculated and published by Bloomberg and its administration, construction, calculation, publication, continuation, discontinuation, movement, and regulation is not controlled by Agent and may change without prior notice to Agent,

(ii)BSBY is a relatively new variable term rate designed to represent average yields at which large, global banks access Dollar senior unsecured marginal wholesale funding,

(iii)Bloomberg constructs BSBY by observing activity in various financial instruments and markets in which the Agent may engage or participate, including bank deposits, certificates of deposit, commercial paper markets, and corporate bonds,

(iv)BSBY is considered a so-called “credit sensitive rate” that could increase during times of market stress as it is expected to vary depending on market conditions that impact banks and other market participants,

(v)BSBY is constructed in a manner that could lead to changes in its calculation during times of stress, and could lead to the Loan Agreement and the Note transitioning from BSBY to a Benchmark Replacement Rate,

(vi)banking regulators have emphasized their expectations that banks conduct diligence regarding rates replacing LIBOR, including new rates like BSBY, and

(vii)Bloomberg may change the terms of its license that governs Agent’s or the Borrower’s use of BSBY.

Notwithstanding the above, Borrower agrees to the use of  BSBY for all purposes provided under the Loan Documents, accepting any inherent risks associated with such utilization.

(f)Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.2Procedure for Revolving Advances.

(a)With respect to Revolving Advances, Borrower may notify Agent prior to 12:00 noon (Boston time) at least one Business Day prior to the date of the proposed borrowing of Borrower’s request to incur a Revolving Advance hereunder.  Each request for a Revolving Advance shall, unless Borrower requests a loan of another Type, be deemed to be a request for a BSBY Loan.  The amount of any Revolving Advance request shall be a minimum of $100,000.  Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)Each Interest Period of a BSBY Loan shall commence on the date such BSBY Loan is made.

(c)Borrower may, subject to the notice requirements set forth below, on any Business Day convert any Revolving Advance of one Type into a Revolving Advance of another Type in the same aggregate principal amount, provided that no Revolving Advance may be converted into a BSBY Loan if any Default or Event of Default shall have occurred and be continuing.  After giving effect to any borrowing or each such conversion, there shall not be outstanding more than four (4) BSBY Loans, in the aggregate.

(d)If any Default or Event of Default shall have occurred and be continuing, at the option of the Required Lenders, each BSBY Loan shall be deemed to convert to an ABR Loan on the last Business Day of the then-current Interest Period in effect with respect thereto.

(e)Borrower may prepay ABR Loans and BSBY Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. In the event of (a) the payment or prepayment of any principal of any BSBY Loan other than on the last Business Day of the then-current Interest Period applicable thereto whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of an Event of Default), (b) the conversion of any BSBY Loan other than on the last Business Day of the then-current Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any BSBY Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Agent and Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds.  A certificate of Agent or such Lender setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Agent or such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(g)Section 3.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follow:

3.1Interest.  Interest on Advances shall be payable in arrears, on the first day of each month with respect to ABR Loans, and with respect to BSBY Loans, at the end of each Interest Period.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (w) with respect to BSBY Loans, the BSBY Rate plus the Applicable Margin thereto, (x) with respect to ABR Loans, the Alternate Base Rate plus the Applicable Margin thereto (as applicable, the “Contract Interest Rate”).  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Interest Rate for ABR Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  Immediately upon and after the occurrence of an Event of Default under Section 10.1(a), and during the continuation thereof, the Obligations due under this Agreement shall bear interest at the applicable Contract Interest Rate, plus three (3%) percent per annum (the “Default Rate”).  Upon and after the occurrence and during continuance of an Event of Default other than under Section 10.1(a), the Obligations due under this Agreement shall bear interest at the Default Rate if thirty (30) days after Agent gives notice to Borrower that such an Event of Default has occurred, the Event of Default continues to occur.

(h)Section 3.8 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Intentionally Omitted”

(i)Section 3.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.9BSBY-Specific Provisions

(a)Inability to Determine Rates.  Subject to the provisions herein, if, on or prior to the first day of any Interest Period for any BSBY Loan:

(i)Agent determines (which determination shall be conclusive and binding absent manifest error) that the “BSBY Rate” cannot be determined pursuant to the definition thereof; or

(ii)Agent determines in its reasonable discretion that for any reason in connection with any request for a BSBY Loan or a conversion thereto or a continuation thereof that the BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan does not adequately and fairly reflect the cost to Agent of funding such Loan for such Interest Period;

Agent will promptly so notify Borrower.

Upon notice thereof by Agent to Borrower, any obligation of Lenders to make BSBY Loans shall be suspended (to the extent of the affected Interest Periods) until Agent revokes such notice.  Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of BSBY Loans (to the extent of the affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected BSBY Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period.  Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to this Agreement.  If Agent determines (which determination shall be conclusive and binding absent manifest error) that the “BSBY Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by Agent without reference to clause (c) of the definition of “Alternate Base Rate” until Agent revokes such determination.

(b)Benchmark Replacement Setting.

(i)Benchmark Replacement.  Notwithstanding anything to the contrary in this Agreement or in any Other Document (and any Interest Rate Protection Agreement shall be deemed not to be an “Other Document” for purposes of this Section 3.9(b)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Agreement, or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document.

(ii)Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Conforming Changes will become effective on the fifth (5th) Business Day after notice to the Borrower without any further action or consent of any other party to this Agreement or any Other Document.

(iii)Notices; Standards for Decisions and Determinations.  Agent will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.9(b)(iv) and (y) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by Agent pursuant to this Section 3.9(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section 3.9(b).

(iv)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any Other Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including BSBY or Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion, (B) the administrator of such Benchmark or a Governmental Authority having jurisdiction over such administrator with respect to its publication of such Benchmark or a Governmental Authority having jurisdiction over Agent or any Lender, in each case acting in such capacity, has provided a public statement or publication of information identifying a specific date after which any tenor shall or will no longer be made available, or permitted to be used for determining, the interest rate of Dollar-denominated loans, or (C) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided one or more public statements or publications of information (including by means of a technical note published on the BSBY Website) announcing or indicating in effect, that any tenor for such Benchmark is not or will not be representative or that a BSBY Final Step Event has occurred with respect to any tenor of such Benchmark, Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such impacted or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement), or (B) is not (or is no longer) subject to an announcement described above, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period.  Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for an Advance of, conversion to or continuation of BSBY Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to ABR Loans.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(j) Section 3.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.10Increased Costs; Illegality.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the BSBY Rate);

(ii)subject Agent or any Lender to any Taxes (other than Excluded Taxes or Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Other Document made by any Lender(s) or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Revolving Advance or of maintaining its obligation to make any such Revolving Advance, or to increase the cost to such Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If Agent determines that any Change in Law affecting any Lender or any Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of  the Note, the Loan Agreement, any commitment of any Lender to make an Advance, the Revolving Advances or any Letters of Credit issued by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error.  Borrower shall pay such Lender, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of a Lender to demand compensation pursuant to this Section shall not constitute a waiver of Agent’s or such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)Illegality.  If Agent determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund loans whose interest is determined by reference to BSBY or the BSBY Rate, or to determine or charge interest rates based upon BSBY or the BSBY Rate, then, upon notice thereof by Agent to Borrower, (a) any obligation of Agent to make BSBY Loans, and any right of Borrower to continue BSBY Loans shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until Agent notifies Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) Borrower shall, if necessary to avoid such illegality, upon demand from Agent or any Lender, prepay or, if applicable, convert all BSBY Loans to ABR Loans (the interest rate on which ABR Loans of Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to clause (c) of the definition of “Alternate Base Rate”), on the last Business Day of the then-current Interest Period therefor in the case of BSBY Loans, if Lender may lawfully continue to maintain such BSBY Loans to such day, or immediately, if Lender may not lawfully continue to maintain such BSBY Loans to such day, and (ii) if necessary to avoid such illegality, Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate” in each case until Agent determines that it is no longer illegal for Agent or any Lender to determine or charge interest rates based upon BSBY or the BSBY Rate.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to this Agreement.

3.Conditions Precedent.  The effectiveness of this Amendment is subject to the following conditions:

(a)The execution and delivery to the Agent and each Lender of this Amendment by the Borrower, Guarantors, the Agent, and the Lenders, in form and substance satisfactory to the Agent and the Lenders;

(b)The Agent and Lenders shall have received all fees payable to Agent and Lenders pursuant to the Agreement on or prior to the date hereof and all other amounts due to the Agent pursuant to the Agreement (including reimbursement of fees and expenses (including fees and expenses of counsel) incurred in connection with this Amendment); and

(c)After giving effect to this Amendment, the representations and warranties set forth in Section 4 of this Amendment shall be true and correct in all respects.

4.Representations and Warranties.  The Borrower and each Guarantor hereby represents and warrants to Agent and each Lender that:

(a)the Borrower and each Guarantor is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization;

(b)the Borrower and each Guarantor has the power and authority to execute, deliver and perform its obligations under this Amendment;

(c)the execution, delivery and performance by the Borrower and each Guarantor of this Amendment has been duly authorized by all necessary corporate or limited liability company action, as applicable;

(d)this Amendment constitutes the legal, valid and binding obligation of the Borrower and each Guarantor, as applicable, enforceable against each such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability;

(e)no pending or threatened litigation, arbitration, actions or proceedings exist, which if adversely determined could reasonably be expected to result in a Material Adverse Effect;

(f)no material liabilities or indebtedness for borrowed money exist, other than the Obligation and Indebtedness permitted pursuant to Section 7.8 of the Credit Agreement;

(g)since December 31, 2022, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect;

(h)no Default or Event of Default exists and remains continuing or would exist after giving effect to this Amendment and the transactions contemplated hereby; and

(i)all representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty were true and correct in all material respects as of such date; provided, that if any representation and warranty is qualified as to materiality or Material Adverse Effect, such representation and warranty is true and correct in all respects as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty was true and correct in all respects as of such date.

5.Agreement in Full Force and Effect.  The Credit Agreement and the Other Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Except as expressly set forth herein, this Amendment shall not be deemed to be an amendment or modification of any provisions of the Credit Agreement or any Other Document or any right, power or remedy of Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any Other Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Event of Default under any of the foregoing, in each case, whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to Agent and/or the Lenders whether under the Credit Agreement or the Other Documents, at law or otherwise and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto.  All references to the Credit Agreement shall be deemed to mean the Credit Agreement as modified hereby.  This Amendment shall not constitute a novation or satisfaction and accord of the Credit Agreement and the Other Documents.  The parties hereto agree to be bound by the terms and conditions of the Credit Agreement and the Other Documents as modified by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as modified by this Amendment, and each reference herein or in any Other Document to the “Credit Agreement” shall mean and be a reference to the Credit Agreement as modified by this Amendment.

6.Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment in any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.  Delivery of counterparts by facsimile or electronic mail shall be deemed equally effective as delivery of originals.

7.Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Borrower and each Guarantor and its successors and assigns and the Agent and each Lender and their respective successors and assigns.

8.Reaffirmation.  The Borrower and each Guarantor as debtor, grantor, pledgor, or in other any other similar capacity in which such party grants liens or security interests in its property pursuant to the Loan Documents hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party and (b) ratifies and reaffirms such grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations.  The Borrower and each Guarantor hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed.  Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or the Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

9.Acknowledgment of Rights; Release of Claims.  The Borrower and each Guarantor hereby acknowledges that:  (a) it has no defenses, claims or set-offs to the enforcement by the Agent or any Lender of such party’s liabilities, obligations and agreements on the date hereof; (b) to its knowledge, the Agent and each Lender have fully performed all undertakings and obligations owed to it as of the date hereof; and (c) neither the Agent nor any Lender waives, diminishes or limits any term or condition contained in the Credit Agreement or any of the Other Documents.  The Borrower and each Guarantor hereby remises, releases, acquits, satisfies and forever discharges the Agent and each Lender, their respective agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Agent or any Lender (“Releasees”), of and from any and all manner of known and unknown actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever through the date hereof.  Without limiting the generality of the foregoing, the Borrower and each Guarantor waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest:  (i) the right of Agent and each Lender to exercise their respective rights and remedies described in this Amendment; (ii) any provision of this Amendment, the Credit Agreement or any Other Document; or (iii) any conduct of the Releasees relating to or arising out of the Credit Agreement or the Other Documents on or prior to the date hereof.

10.Costs and Expenses.  The Borrower agrees to reimburse the Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment.

11.Governing Law.  The laws of the Commonwealth of Massachusetts shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

12.WAIVER OF JURY TRIAL.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN AN ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

BORROWER:

PC CONNECTION, INC., a Delaware corporation

By:	/s/ Thomas C. Baker
Name:	Tom Baker
Title:	Senior Vice President

GUARANTORS:

GOVCONNECTION, INC., a Maryland corporation

By:	/s/ Thomas C. Baker
Name:	Tom Baker
Title:	Senior Vice President

PC CONNECTION SALES CORPORATION, a Delaware corporation

By:	/s/ Thomas C. Baker
Name:	Tom Baker
Title:	Senior Vice President

MORE DIRECT, INC., a Florida corporation

By:	/s/ Thomas C. Baker
Name:	Tom Baker
Title:	Senior Vice President

[Signature Page to Fourth Amendment to Third Amended and Restated Credit and Security Agreement]

GLOBALSERVE, INC., a New York corporation

By:	/s/ Thomas C. Baker
Name:	Tom Baker
Title:	Senior Vice President

[Signature Page to Fourth Amendment to Third Amended and Restated Credit and Security Agreement]

AGENT:

CITIZENS BANK, N.A.

By:	/s/ Marc J. Lubelczyk
Name:	Marc J. Lubelczyk
Title:	Senior Vice President

LENDER:

CITIZENS BANK, N.A.

By:	/s/ Marc J. Lubelczyk
Name:	Marc J. Lubelczyk
Title:	Senior Vice President

[Signature Page to Fourth Amendment to Third Amended and Restated Credit and Security Agreement]